Exhibit (d)(13)(E)

Notice of Termination of Subadvisory Agreement as to the

Core Balanced Strategy Trust

(Series of John Hancock Variable Insurance Trust)

John Hancock Asset Management a division of

Manulife Asset Management (North America) Limited

Notice is hereby given pursuant to Section 8 of the Subadvisory Agreement (the “Agreement”) dated May 1, 2003, as amended, between John Hancock Investment Management Services, LLC and John Hancock Asset Management a division of Manulife Asset Management (North America) Limited (“JHAM (NA)”) that the Agreement as to the Core Balanced Strategy Trust is terminated effective as of the close of business on April 27, 2012.

Executed this 27th day of April, 2012.

John Hancock Investment Management Services, LLC

By:	/s/ Andrew Arnott
Andrew Arnott, Executive Vice President

JHAM (NA) hereby waives its right to 60 days notice of such termination as provided for in Section 8 of the Agreement.

John Hancock Asset Management a division of Manulife Asset Management (North America) Limited

By:	/s/ Ian Filderman

Name: Ian Filderman

Date: April 23, 2012